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Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm in the headnote to Selected Consolidated Financial Data and under the caption "Experts" in the Registration Statement (Form S-3 dated June 21, 2001) and related Prospectus of MSC.Software Corporation for the registration of 4,025,000 shares of its common stock and to the use of our report dated February 28, 2001, and to the incorporation by reference of our report dated February 28, 2001 with respect to the consolidated financial statements of MSC.Software Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                              /s/ Ernst & Young LLP

Los Angeles, California
June 20, 2001

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CONSENT OF INDEPENDENT AUDITORS